Exhibit 99.4

ROLLOVER AND CONTRIBUTION AGREEMENT

This ROLLOVER AND CONTRIBUTION AGREEMENT (this “Agreement”), dated as of October 31, 2022 is entered into by and between the parties identified on the signature page hereto as Holder (“Holder”) and Poseidon Acquisition Corp., a Marshall Islands corporation (“Parent”).

RECITALS

WHEREAS, Parent, Poseidon Merger Sub, Inc., a Marshall Islands corporation and direct wholly-owned subsidiary of Parent (“Merger Sub”), and Atlas Corp., a Marshall Islands corporation (the “Company”), have entered into that certain Agreement and Plan of Merger, dated as of October 31, 2022 (the “Merger Agreement”). Capitalized terms used herein and not otherwise defined having the meanings ascribed to such terms in the Merger Agreement;

WHEREAS, Holder owns Company Common Shares;

WHEREAS, on the terms and subject to the conditions of this Agreement, Holder desires, on the date on which the Merger is consummated (the “Merger Closing Date”) but before the Effective Time, to contribute (the “Contribution”) to Parent 63,583,731 Company Common Shares (“Rollover Shares”) and any other Company Common Shares acquired by Holder after the date hereof (collectively with the Rollover Shares, the “Rollover Equity”) in exchange for the issuance by Parent to Holder of a number of newly issued shares of common stock, par value $0.0001 per share, of Parent (the “Parent Common Stock”) equal to the number of shares of Rollover Equity contributed to Parent (the “Exchange Shares”); and Parent desires, on such date, to issue to Holder such Exchange Shares in exchange for Holder’s contribution to Parent of the Rollover Equity;

WHEREAS, at or immediately prior to the consummation of the Contribution, Ocean Network Express Pte. Ltd. and/or certain of its wholly-owned subsidiaries (collectively, “Oasis”) and certain other investors (Oasis, and such other investors collectively, the “Cash Investors”) will capitalize Parent with cash up to the amount set forth in the equity commitment letters (the “ECLs”) executed and delivered by such Cash Investors to Parent at or prior to the Closing (the “Cash Equity Capitalization”), and Parent will issue to the Cash Investors Parent Common Stock;

WHEREAS, in connection with the consummation of the transactions contemplated by this Agreement and the Merger Agreement, Parent, Holder, the Cash Investors and any other Persons who will hold shares of Parent Common Stock will enter into a stockholder agreement in a form consistent with that attached as Exhibit A (the “Parent Stockholder Agreement”) to that certain amendment dated as of the date hereof to the Joint Bidding Agreement, dated as of August 4, 2022, by and among Holder, Oasis and the other parties thereto, as amended (in the form provided to the Company prior to the date hereof, the “JBA”); and

WHEREAS, for United States federal income tax purposes, it is intended that the Contribution and the Cash Equity Capitalization, taken together with certain related transfers of property by the Members and their affiliates in exchange for Parent Common Stock and/or other securities of Parent, will qualify as a transfer described in Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”), that will not result in the recognition of gain or income under Section 367(a)(1) or (b) of the Code and the Treasury Regulations thereunder (other than by a Member that is required to file a “gain recognition agreement” under Treasury Regulations Section 1.367(a)-3(b)(1) to qualify for such nonrecognition and that fails to properly make such required filing).

NOW, THEREFORE, in order to implement the foregoing and in consideration of the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

Section 1.           Contribution.

1.1               Contribution of the Rollover Equity in Exchange for the Exchange Shares. On the terms and subject to the conditions set forth herein, (i) Holder agrees, at the Closing (as defined below) prior to the Effective Time and immediately following the consummation of the Cash Equity Capitalization, to contribute to Parent the Rollover Equity, free and clear of any and all Liens (other than restrictions on the right to sell or otherwise dispose of such shares imposed by state and federal securities laws), in exchange for the issuance by Parent to Holder of the Exchange Shares and (ii) Parent agrees, at the Closing, to issue to Holder the Exchange Shares in exchange for the contribution by Holder to Parent of the Rollover Equity.

1.2               Closing. The closing (the “Closing”) of the Contribution shall occur on the Merger Closing Date but prior to the Effective Time and immediately after the Cash Equity Capitalization. The Closing shall take place through the electronic exchange of documents.

1.3               [Reserved].

1.4               Conditions to Closing. The consummation of the Contribution shall be subject to the satisfaction of the following conditions unless waived in writing by Parent and Holder of the following conditions:

(i)                No Law. No Applicable Law shall have been enacted, entered, issued or promulgated (and remain in effect) by any Governmental Authority which prohibits consummation of the transactions contemplated hereby.

(ii)               Merger Agreement. Either (a) the conditions set forth in Article 9 of the Merger Agreement shall have been satisfied or waived by the party entitled to the benefit of such conditions (which, in the case of Parent, shall require the unanimous consent of each Major Investor) and the contemporaneous consummation of the closing pursuant to Section 2.01(b) of the Merger Agreement shall occur subject to the consummation of the Contribution or (b) a final, non-appealable and binding order or judgment awarding specific performance shall have been entered by a court of competent jurisdiction to cause Parent to consummate the closing pursuant to Section 11.13(a) and (b) of the Merger Agreement.

1.5               Parent Deliveries. At the Closing, Parent shall deliver to Holder (i) stock certificates representing the Exchange Shares and (ii) the Parent Stockholder Agreement duly executed by Parent and the other stockholders of Parent in accordance with the JBA.

1.6               Holder Deliveries. At the Closing, Holder shall deliver to Parent (i) stock certificates evidencing the Rollover Equity, endorsed in blank for transfer or affidavits of loss (together with duly executed stock powers) in each case in form and substance reasonably satisfactory to Parent (ii) the Parent Stockholder Agreement duly executed by Holder in accordance with the JBA, and (iii) an Internal Revenue Service Form W-9.

Section 2.       Representations and Warranties of Parent. Parent hereby represents and warrants to Holder as of the date hereof and as of the Closing as follows:

2.1               Organization. Parent is a corporation, duly organized, validly existing and in good standing under the laws of the Marshall Islands, having full corporate power and authority to own its properties and to carry on its business as conducted.

2.2               Authority; Execution and Delivery. Parent has the requisite corporate or similar power and authority to enter into and deliver this Agreement and any other agreements or instruments executed by it in connection herewith, perform its obligations herein or therein, and consummate the transactions contemplated hereby or thereby. Parent has duly executed and delivered this Agreement and any other agreements or instruments executed by it in connection herewith, and, assuming the execution and delivery by Holder, this Agreement and such other executed agreements or instruments are a valid, legal and binding obligation of Parent, enforceable against Parent in accordance with their terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or at equity).

2.3               Parent Common Stock Duly Authorized; Capitalization. All of the shares of Parent Common Stock to be issued to Holder under this Agreement, when issued and delivered in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and free and clear of any Liens (other than those arising under the Parent Stockholder Agreement and restrictions imposed by applicable securities laws). The anticipated pro forma capitalization of the Company as of the Closing of the Merger (assuming the rollover by certain other members of management as set forth therein) is set forth on Exhibit A hereto (which the parties hereto acknowledge is subject to change based on the number of shares of Company Common Shares, Company RSUs, Company Options, Company Restricted Shares and Company PSUs outstanding immediately prior to the Effective Time and the payments required at or after the Effective Time to the holders thereof), and there will be no options, warrants or other securities exercisable or convertible into capital stock of Parent at such time except as set forth on Exhibit A hereto or as otherwise mutually agreed to by the Holder and the Cash Investors.

2.4               No Conflicts; No Consents. The execution and delivery of this Agreement by Parent, the performance by Parent of its obligations hereunder, and the consummation by Parent of the transactions contemplated hereby do not and will not (a) conflict with Parent’s certificate of incorporation or bylaws, (b) materially violate or materially conflict with any Applicable Law applicable to Parent or any of Parent’s assets or properties, except as set forth on Section 4.03 of the Company Disclosure Schedule, or (c) violate or conflict with in any material respect, result in any material breach of, or constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a material default) under, any agreement to which Parent is a party or by which any of its assets or properties is bound. No consent, approval, authorization, license, order or permit of, or declaration, filing or registration with, or notification to, any Governmental Authority or any other Person is required to be made or obtained by Parent in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except as set forth on Section 4.03 of the Company Disclosure Schedule.

2.5               No Litigation. As of the date of this Agreement, there is no Legal Action pending or, to Parent’s knowledge, threatened against Parent that would or seeks to materially delay or prevent the consummation of the transactions contemplated hereby. As of the date of this Agreement, Parent is not subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to Parent’s knowledge, continuing investigation by, any Governmental Authority, or any Applicable Law that would or seeks to materially delay or prevent the consummation of the transactions contemplated hereby.

2.6               No Other Representation. Parent has received no other representations or warranties from Holder or any other person acting on behalf of the Holder, other than those contained in this Agreement and any other agreements or instruments executed by or on behalf of Holder in connection herewith.

Section 3.       Representations and Warranties of Holder. Holder hereby represents and warrants to Parent as of the date hereof and as of the Closing as follows:

3.1               Organization. Holder (if not an individual) is a legal entity, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, having full legal entity power and authority to own its properties and to carry on its business as conducted.

3.2              Ownership of the Rollover Shares. Holder represents and warrants that Holder (i) owns and holds good and valid title to all of the Rollover Shares set forth opposite Holder’s name on Schedule 1 to the JBA, free and clear of any liens or other restrictions on title that would prevent Holder from entering into this Agreement or consummating the Merger, (ii) Holder has sole voting power, power of disposition, and power to issue instructions with respect to the Rollover Shares set forth opposite Holder’s name on Schedule 1 to the JBA and power to agree to all of the matters applicable to Holder set forth in this Agreement, in each case, over all of the Rollover Shares set forth opposite Holder’s name on Schedule 1, and (iii) Holder owns no other securities (including debt securities) of the Company or any of its subsidiaries or securities that are convertible, exercisable or exchangeable for such securities other than the Rollover Shares.

3.3              Execution and Delivery. This Agreement has been duly executed and delivered by Holder, and, assuming the due authorization, execution and delivery by Parent, this Agreement is a valid, legal and binding obligation of Holder, enforceable against Holder in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or at equity).

3.4               Holder Intent. Holder is acquiring the Exchange Shares for Holder’s own account as principal, for investment purposes only, not for any other person or entity and not for the purposes of resale or distribution.

3.5               Financial Status. Holder is an “accredited investor” as such term is defined in Regulation D promulgated under the Securities Act. Holder is able to bear the economic risk of an investment in shares of Parent Common Stock for an indefinite period of time, has adequate means of providing for its, his or her current financial needs and personal contingencies, has no need for liquidity in the investment in shares of Parent Common Stock, understands that Holder may not be able to liquidate its, his or her investment in Parent in an emergency, if at all, and can afford a complete loss of the investment.

3.6               No Other Representation. Holder has received no other representations or warranties from Parent or any other person acting on behalf of Parent, other than those contained in this Agreement, the JBA, the Voting and Support Agreements and any other agreements or instruments executed by or on behalf of Parent or its Affiliates in connection herewith.

3.7               No Conflicts; No Consents. The execution and delivery of this Agreement by Holder, the performance by Holder of its obligations hereunder and the consummation by Holder of the transactions contemplated hereby do not and will not (a) materially violate or materially conflict with any Applicable Law applicable to Holder or any of Holder’s assets or properties or (b) violate or conflict with in any material respect, result in any material breach of, or constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a material default) under, any agreement to which Holder is a party or by which any of its assets or properties is bound. No consent, approval, authorization, license, order or permit of, or declaration, filing or registration with, or notification to, any Governmental Authority or any other Person is required to be made or obtained by Holder in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

3.8               No Litigation. As of the date of this Agreement, there is no Legal Action pending or, to Holder’s knowledge, threatened against Holder that would or seeks to materially delay or prevent the consummation of the transactions contemplated hereby. As of the date of this Agreement, Holder is not subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to Holder’s knowledge, continuing investigation by, any Governmental Authority, or any Applicable Law that would or seeks to materially delay or prevent the consummation of the transactions contemplated hereby.

Section 4.       Agreements and Acknowledgements of Holder. Holder hereby agrees and acknowledges as follows:

4.1               No Registration. Holder understands and agrees that the Exchange Shares are being acquired by Holder in a transaction not involving any public offering within the meaning of the Securities Act, in reliance on an exemption therefrom. Holder understands that the Exchange Shares have not been, and will not be, approved or disapproved by the U.S. Securities and Exchange Commission or by any other foreign, federal or state agency, and that no such agency has passed on the accuracy or adequacy of disclosures made to Holder by Parent. No foreign, federal or state governmental agency has passed on or made any recommendation or endorsement of the Exchange Shares or an investment in Parent.

4.2               Limitations on Disposition and Resale. Holder understands and acknowledges that the Exchange Shares have not been and will not be registered under the Securities Act, or the securities laws of any state or foreign jurisdiction and, unless the Exchange Shares are so registered, they may not be offered, sold, transferred or otherwise disposed of except pursuant to an effective registration statement under the Securities Act or an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any applicable securities laws of any state or foreign jurisdiction. Holder recognizes that there will not be any public trading market for Parent Common Stock, and as a result, Holder may be unable to sell or dispose of its interest in Parent.

4.3               Newly Formed Entity. Holder recognizes that Parent was only formed in connection with the transactions contemplated by the Merger Agreement and the JBA and, accordingly, has no financial or operating history and that the investment in Parent is extremely speculative and involves a high degree of risk.

4.4               Sole Consideration. Holder acknowledges and agrees that the Exchange Shares shall constitute the sole consideration that Holder is entitled to receive in exchange for Holder’s Rollover Equity.

4.5               Independent Investigation. Holder acknowledges and agrees that neither Parent nor any of its Affiliates or Representatives are advising Holder as to any tax, legal, investment, accounting or regulatory matters in any jurisdiction, neither Parent nor any of its Affiliates or Representatives shall have any responsibility or liability to Holder with respect thereto and neither Parent nor any of its Affiliates is making any representation or warranty as to the tax treatment of the Contribution. Holder acknowledges and agrees that he, she or it has consulted with his, her or its own advisors concerning such matters and shall be responsible for making his, her or its own independent investigation and appraisal of the transactions contemplated by this Agreement, and neither Parent nor any of its Affiliates or Representatives shall have responsibility or liability to Holder with respect thereto.

Section 5.       Governing Law. To the maximum extent permitted by Applicable Law, this Agreement and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law.

Section 6.       Specific Performance; Submission to Jurisdiction; Waiver of Jury Trial.

6.1               Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its terms, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, the parties hereto agree that the parties shall be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, without the necessity of proving the inadequacy of money damages as a remedy (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), in addition to any other remedy to which they are entitled at law or in equity. Each party agrees not to assert that a remedy of monetary damages would provide an adequate remedy for any such breach. The parties further agree that nothing contained in this Section 6.1 shall require any party to institute any Legal Action for (or limit any party’s right to institute any Legal Action for) specific performance under this Section 6.1, nor shall the commencement of any Legal Action pursuant to this Section 6.1 or anything contained in this Section 6.1 restrict or limit any party’s right to pursue any other remedies under this Agreement that may be available then or thereafter.

6.2               Submission to Jurisdiction. Each party hereto agrees that this Agreement has been entered into by the parties hereto in express reliance upon 6 Del. C. § 2708. Each of the parties, to the maximum extent permitted by Applicable Law, (a) irrevocably submits to the personal jurisdiction of any state or federal court sitting in the state of Delaware, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, in any suit, action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such suit, action or proceeding shall be brought, heard and determined exclusively in the Delaware Court of Chancery (provided that, in the event that subject matter jurisdiction is unavailable in that court, then all such claims shall be brought, heard and determined exclusively in any other state or federal court sitting in the state of Delaware), (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court, and (e) expressly waives, and agrees not to plead or to make any claim that any such action or proceeding is subject (in whole or in part) to a jury trial, (f) agrees (1) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process, and (2) that, to the fullest extent permitted by applicable law, service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service, and that service made pursuant to (f)(1) or (2) above shall, to the fullest extent permitted by applicable law, have the same legal force and effect as if served upon such party personally within the State of Delaware and (g) waives, to the fullest extent permitted by Applicable Law, any objection it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. For purposes of implementing the parties’ agreement to appoint and maintain an agent for service of process in the State of Delaware, each such party that has not as of the date hereof already duly appointed such an agent in Delaware does hereby appoint Universal Registered Agents, Inc. as such agent. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding brought in accordance with this paragraph. Each of the parties further consents and agrees that, to the maximum extent permitted by Applicable Law, process in any suit, action or proceeding may be served on such party in accordance with the notice provisions of Section 7 of this Agreement.

6.3               Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH OTHER PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 7.       Notices. All notices, requests and other communications to any party hereunder shall be in writing (including electronic mail (“e-mail”) transmission), so long as a receipt of such e-mail is requested and received (other than any automatically generated reply) and shall be given,

(a)           If to Parent, to:

Poseidon Acquisition Corp

Trust Company Complex

Ajeltake Road, Ajeltake Island

Majuro, Marshal Islands MH96960

Attention: David L. Sokol

Email:

with copies (which shall not constitute notice) to:

Honigman LLP

2290 First National Building

600 Woodward Avenue

Detroit, MI 48226

Attention:         Tracy Larsen; Jeff Kuras; Barbara Kaye

Email:

and

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Attention:       David Kurzweil

Email:

and

Torys LLP

1114 Avenue of the Americas, 23rd Floor

New York, NY 10036

Attention:        Michael Horwitz

Email:

and

K&L Gates LLP

925 Fourth Avenue, Suite 2900

Seattle, WA 98104

Attention:         Stephan Coonrod; Christopher H. Cunningham; Chris Bellavia

Email:

(b)          If to Holder, to:

Washington Corporations
P.O. Box 16630
101 International Way
Missoula, MT 59808

Attention: Jerry Lemon

Email:

with a copy (which shall not constitute notice) to::

K&L Gates LLP

925 Fourth Avenue, Suite 2900

Seattle, WA 98104

Attention: Stephan Coonrod; Christopher H. Cunningham; Christopher J. Bellavia

Email:

Section 8.            Assignment. No party shall have the right or the power to assign or delegate any provision of this Agreement except with the prior written consent of Parent (which shall require the consent of each Majority Investor), in the case of an assignment or delegation by Holder, or with the prior written consent of Holder and each Majority Investor, in the case of an assignment or delegation by Parent. Except as provided in the preceding sentence and in Section 15, this Agreement shall be binding upon and shall inure to the benefit of the parties’ respective successors, assigns, executors and administrators; provided, however, that the Special Committee (on behalf the Company) and each of the other parties to the JBA (other than Holder) are each hereby made an express third party beneficiary hereof with full power and authority for purposes of this Section 8, Section 11 and Section 14 (as applicable), as well as to specifically enforce the obligations set forth in this Agreement pursuant to Section 6.1 against Holder and Parent (which right of specific performance may be sought directly against Holder or indirectly through Parent), including to consummate the Contribution in accordance with the terms hereof.

Section 9.             Certain Tax Matters.  To the fullest extent permitted by applicable law, for federal income tax purposes, the parties hereto shall (a) treat the Contribution and the Cash Equity Capitalization, taken together with certain related transfers of property by the Members and their affiliates in exchange for Parent Common Stock and/or other securities of Parent as a transfer described in Section 351 of the Code that will not result in the recognition of gain or income under Section 367(a)(1) or (b) of the Code and the Treasury Regulations thereunder (other than by a Member that is required to file a “gain recognition agreement” under Treasury Regulations Section 1.367(a)-3(b)(1) to qualify for such nonrecognition and that fails to properly make such required filing); and (b) file all Tax Returns in a manner consistent with such intended tax treatment.  Holder agrees to provide to Parent all information reasonably necessary for Parent to prepare and file Tax Returns with respect to the Contribution, including any information with respect to such Holder described in Treasury Regulation Section 1.351-3(b), if applicable.

Section 10.           Counterparts. This Agreement may be executed in counterparts, including by facsimile or other means of electronic transmission (such as by electronic mail in “.pdf” form), each of which shall be deemed an original and all of which taken together, shall constitute one and the same document.

Section 11.           Entire Agreement. Without limiting the JBA, any ECL delivered by Holder, the Merger Agreement or any other Transaction Document, this Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and this Agreement may be amended only in a writing executed by the parties hereto (with the consent of each Majority Investor and the Special Committee (on behalf of the Company)). The parties hereto agree and acknowledge that the existence and terms of the JBA shall have no effect on, and in no manner impair or alter, the Company’s rights under this Agreement.

Section 12.           No Fiduciary Responsibilities. Notwithstanding any provision of this Agreement to the contrary, this Agreement shall apply to Holder solely in its capacity as a shareholder of the Company and not in any other capacity, and nothing in this Agreement shall limit, restrict or affect the rights and obligations of Holder or any of its Affiliates or Representatives from taking any action in his or her capacity as a director, officer or employee of the Company, whether in connection with the Merger Agreement or otherwise, and no action or omissions by any such Persons in his or her capacity as a director, officer or employee of the Company shall be deemed to constitute a breach of any provision of this Agreement.

Section 13.           Effect of Adverse Recommendation Change. Until the termination of this Agreement in accordance with its terms, the obligations of Holder shall apply whether or not the Board of Directors (or any committee thereof) has effected an Adverse Recommendation Change.

Section 14.           Termination of Agreement. This Agreement may be terminated by the mutual written consent of Parent (with the consent of each Majority Investor), the Special Committee (on behalf of the Company) and Holder, and this Agreement shall terminate automatically, without any action of the parties hereto, upon the earlier to occur of (a) the Closing, and (b) the valid termination of the Merger Agreement. Upon any such termination, this Agreement shall not have any further force and effect and no party shall have any further liability or obligation under this Agreement, whether in contract or in tort or any other theory of liability whatsoever. If this Agreement is validly terminated pursuant to this Section 14, this Agreement shall become void and of no effect; provided that the Surviving Provisions (as defined in the JBA), this Section 14 and Section 15 (together with Sections 5, 6 and 7 to extent relevant to said Sections 14 and 15) shall survive such termination to the extent set forth therein.

Section 15.           Non-Recourse. Notwithstanding anything to the contrary that may be expressed or implied in this Agreement or any document or instrument delivered contemporaneously herewith, and notwithstanding the fact that Holder or any of its successors or permitted assignees may be a partnership, limited liability company or similar domestic or foreign entity, Parent by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no person other than Holder and its successors and permitted assignees shall have any obligation hereunder and that it has no rights of recovery against, and no recourse hereunder or under this Agreement, the Merger Agreement, the JBA, Holder’s ECL (if any) or any documents or instruments delivered in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager or employee of Holder (or any of its successors or assignees), against any former, current or future general or limited partner, manager, equityholder or member of Holder (or any of its successors or assignees) or any Affiliate or related party thereof or against any former, current or future director, officer, agent, employee, Affiliate, related party, assignee, general or limited partner, equityholder, manager or member of any of the foregoing (each, other than Holder and its successors and permitted assignees, a “Holder Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Holder against the Holder Affiliates, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, or otherwise; provided that (and notwithstanding anything to the contrary provided herein or in any document or instrument delivered contemporaneously herewith), (A) nothing herein shall limit the rights of each of the other parties to the JBA (other than Holder) against Holder under the JBA pursuant to the terms and conditions of the JBA, and (B) nothing herein shall limit the rights of each of the other parties to the JBA (other than Holder) and Parent against Holder (or with respect to any assignee hereof) as a third-party beneficiary under Holder’s ECL (if any) pursuant to the terms and conditions thereof. The parties hereto expressly agree and acknowledge that no liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Holder Affiliate, as such, for any obligations of Holder under this Agreement or the transactions contemplated hereby, under any documents or instruments delivered in connection herewith, or for any claim based on, in respect of, or by reason of, such obligations or their creation.

[Signature page follows]

IN WITNESS WHEREOF, the parties have hereby executed this Agreement as of the date first above written.

PARENT:

POSEIDON ACQUISITION CORP.

By:	/s/ David L. Sokol
Name: David L. Sokol
Title: Chairman

HOLDER:

DEEP WATER HOLDINGS, LLC

By:	/s/ Jerry Lemon
Name: Jerry Lemon
Title: President

THE KYLE ROY WASHINGTON 2014 TRUST

By:	/s/ Christopher Hawks
Name: Christopher Hawks
Title: President, Copper Lion, Inc., Trustee

KYLE ROY WASHINGTON 2005 IRREVOCABLE TRUST, created under Agreement dated July 15, 2005, including all subsequent amendments, modifications and restatements

By:	/s/ Christopher Hawks
Name: Christopher Hawks
Title: President, Copper Lion, Inc., Trustee

THE KEVIN LEE WASHINGTON 2014 TRUST

By:	/s/ Christopher Hawks
Name: Christopher Hawks
Title: President, Copper Lion, Inc., Trustee

Exhibit A

Capitalization1

Investors	Implied Shares in Parent	Ownership Percentage
Ocean Network Express Pte. Ltd.	88,194,568	28.9%
Fairfax Financial Holdings Limited[2]	131,759,155	43.2%
Deep Water Holdings, LLC, The Kyle Roy Washington 2014 Trust, Kyle Roy Washington 2005 Irrevocable Trust u/a/d July 15, 2005, and The Kevin Lee Washington 2014 Trust	74,608,052	24.4%
David L. Sokol	8,889,884	2.9%
Bing Chen[3]	1,841,316	0.6%
Totals[4]	305,292,975	100.0%

1 Based on capitalization as set forth in Section 4.05 of the Merger Agreement.

2 Assumes no Holdback Shares are issued prior to the Merger.

3 Assumes that Bing Chen exchanges 750,000 Company Common Shares in the Merger for the Merger Consideration. In addition, does not account for any future equity grants prior to the Merger that Bing Chen would rollover (expected to be 1,000,000 Company Common Shares subject to vesting and forfeiture).

4 Assumes that all Company RSUs and Company Phantom Shares are cashed out prior to the Closing.